Exhibit 99.1

Russian Alcohol Group Consolidated and combined financial statements for the two years ended 31 December 2007

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS FOR THE TWO YEARS ENDED 31 DECEMBER 2007

INDEPENDENT AUDITOR’S REPORT	3

CONSOLIDATED AND COMBINED INCOME STATEMENTS	4

CONSOLIDATED AND COMBINED BALANCE SHEETS	5

CONSOLIDATED AND COMBINED CASH FLOWS STATEMENTS	6

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY	8

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS	9

Independent Auditor’s Report

To the Shareholders of Russian Alcohol Group:

We have audited the accompanying consolidated and combined balance sheets of the Russian Alcohol Group (the “Group”) as at 31 December 2007 and 2006 and the related consolidated and combined statements of income, changes in equity, and cash flows for the years then ended. These consolidated and combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the consolidated and combined Group’s internal controls over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 3 to the consolidated and combined financial statements, International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS as issued by the IASB”) do not provide for the preparation of combined financial statements and accordingly in preparing the consolidated and combined financial statements certain accounting conventions used in combining financial statements have been applied. The application of these conventions results in a departure from IFRS as issued by the IASB.

In our opinion, except for the effects on the consolidated and combined financial statements of the preparation of combined financial statements which is not provided for in IFRS as issued by the IASB as discussed in the preceding paragraph, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Russian Alcohol Group at 31 December 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with IFRS as issued by the IASB.

/s/ BDO Unicon

Moscow, Russian Federation

10 July 2009

RUSSIAN ALCOHOL GROUP

CONSOLIDATED AND COMBINED INCOME STATEMENTS

(in thousands of USD)

		Year ended 31 December
	Notes	2007	2006
Sales	18	458,117	262,232
Cost of sales	19	(302,100)	(178,058)

Gross profit		156,017	84,174

Selling, distribution and marketing expense	20	(71,088)	(34,271)
Administrative expenses	21	(34,221)	(16,679)

Other operating expenses	22	(16,887)	(19,418)

Operating profit		33,821	13,806

Interest income	23	371	3,914
Interest expense	23	(11,645)	(7,243)
Foreign exchange gain, net		215	752

Profit before income tax		22,762	11,229

Income tax expense	24	(15,494)	(21,906)

Profit/(loss) for the year		7,268	(10,677)
Attributable to:

Equity holders of the Group		7,268	(10,677)

The notes form an integral part of these consolidated and combined financial statements.

RUSSIAN ALCOHOL GROUP

CONSOLIDATED AND COMBINED BALANCE SHEETS

(in thousands of USD)

		31 December
	Note	2007	2006
Non-current assets
Property, plant and equipment	7	69,316	37,155
Intangible assets	8	2,627	1,796
Available-for-sale financial assets	9	—	550
Deferred tax assets	17	3,009	2,332

		74,952	41,833
Current assets
Inventories	10	51,505	31,116
Trade receivables	11	207,039	123,203
Taxes receivable (other than income tax)		8,653	1,394
Income tax receivable		3,004	65
Other non-financial current assets	11	22,554	13,024
Other financial current assets	11	9,175	5,109
Cash and cash equivalents	12	10,228	5,934

		312,158	179,845

TOTAL ASSETS		387,110	221,678

Equity
Share capital	13	17,229	14,535
Treasury shares		—	(257)
Foreign currency translation reserve	13	4,985	2,538
Retained earnings		15,601	10,188

		37,815	27,004
Non-current liabilities
Borrowings	16	—	9,282

		—	9,282
Current liabilities
Borrowings	16	186,755	80,855
Trade payables	14	48,412	22,276
Income tax payable		23,422	17,636
Other taxes payable	15	78,983	58,422
Other payables	14	11,723	6,203

		349,295	185,392

TOTAL EQUITY AND LIABILITIES		387,110	221,678

These financial statements were approved and authorised for issue by the Board on 10 July 2009 and were signed on its behalf by:

Chief Executive Officer	Interim Chief Financial Officer

Carlo Radicati	Chris Biedermann

The notes form an integral part of these consolidated and combined financial statements.

RUSSIAN ALCOHOL GROUP

CONSOLIDATED AND COMBINED CASH FLOW STATEMENTS

(in thousands of USD)

	Notes	Year ended 31 December
		2007	2006
Cash flows from operating activities

Profit before income tax		22,762	11,229
Adjustments for:
Depreciation of property, plant and equipment	7	4,569	4,689
Amortization of intangible assets	8	394	225
Gain on sale of property, plant and equipment	22	(10)	(1,742)
Gain on sale of financial assets available-for-sale	22	(211)	—
Impairment of inventory and receivables	22	1,789	2,019
Interest expense, net	23	11,274	3,329
Foreign exchange gain, net		(215)	(752)

Cash flows from operating activities before working capital changes		40,352	18,997

Increase in inventories		(21,066)	(15,019)
Increase in trade receivables net of allowance for doubtful debts		(401,474)	(244,596)
Increase in other receivables		(16,110)	(4,584)
Increase in trade payables		31,711	6,172
Increase in other payables		24,943	56,353

Cash used in operations		(341,644)	(182,677)

Interest paid		(6,674)	(5,265)
Income tax paid		(14,327)	(8,075)

Net cash used in operating activities		(362,645)	(196,017)

Cash flows from investing activities
Purchase of property, plant and equipment and intangible assets		(36,849)	(17,321)
Proceeds from disposal of property, plant and equipment		205	2,701
Proceeds from sales of investments available-for-sale		810	372
Loans issued		(7,335)	(5,619)
Proceeds from repayments of loans issued		3,132	53,513
Interest received		355	4,205

Net cash (used in)/generated from investing activities		(39,682)	37,851

Cash flows from financing activities
Proceeds from borrowings		675,118	300,752
Repayments of borrowings		(269,770)	(143,388)
Payments under finance lease		—	(1,971)
Contributions from parent company	25	815	4,159
Payments received for shares issued		2,564	1,127
Dividends paid to parent company	25	(480)	(740)
Dividends paid to not combined subsidiaries of the parent company	25	(1,368)	—

Net cash generated from financing activities		406,879	159,939

The notes form an integral part of these consolidated and combined financial statements.

RUSSIAN ALCOHOL GROUP

CONSOLIDATED AND COMBINED CASH FLOW STATEMENTS

(in thousands of USD)

	Notes	Year ended 31 December
		2007	2006
Net increase in cash and cash equivalents		4,552	1,773

Translation difference		(258)	404

Cash and cash equivalents at the beginning of year		5,934	3,757

Cash and cash equivalents at the end of year		10,228	5,934

	Year ended 31 December
	2007	2006
Non-cash operations

Non-cash repayments of borrowings (factoring loans offset with accounts receivables)	307,972	135,192

Non-cash repayments of interest (bank’s interest on factoring offset with accounts receivables)	5,198	1,963

Offsetting of accounts receivables and accounts payables	8,741	3,659

The notes form an integral part of these consolidated and combined financial statements.

RUSSIAN ALCOHOL GROUP

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN EQUITY

(in thousands of USD)

	Attributable to shareholders of the Group:			Retained earnings	Total
	Share capital	Treasury shares	Foreign currency translation reserve
Balance at 1 January 2006	14,535	—	—	17,446	31,981

Effect of translation to presentation currency	—	—	2,538	—	2,538

Net income recognized directly in equity	—	—	2,538	—	2,538
Loss for the year	—	—	—	(10,677)	(10,677)

Total recognized income and expense for the period	—	—	2,538	(10,677)	(8,139)
Acquisition of treasury shares	—	(257)	—	—	(257)
Contributions from parent company	—	—	—	4,159	4,159
Dividends to parent company	—	—	—	(740)	(740)

Balance at 31 December 2006	14,535	(257)	2,538	10,188	27,004

Effect of translation to presentation currency	—	—	2,447	—	2,447

Net income recognized directly in equity	—	—	2,447	—	2,447
Net profit for the year	—	—	—	7,268	7,268

Total recognized income and expense for the period	—	—	2,447	7,268	9,715

Shares issue	2,951	—	—	—	2,951
Contributions from parent company	—	—	—	815	815
Dividends to parent company	—	—	—	(520)	(520)
Dividends to not combined subsidiary of parent company	—	—	—	(2,150)	(2,150)
Shares redeemed	(257)	257	—	—	—

Balance at 31 December 2007	17,229	—	4,985	15,601	37,815

The notes form an integral part of these consolidated and combined financial statements.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

1. The reporting entity and statement of directors’ responsibility

Russian Alcohol Group (the “Group”) is a consolidation and combination of 16 companies that constituted the alcohol production, distribution and sales businesses owned by Cirey Holdings Inc., a private company domiciled in the British Virgin Islands. The companies were domiciled mainly in the Russian Federation (see Note 6 for further details on the entities that comprise the Russian Alcohol Group) and were owned either directly or indirectly by Cirey Holdings Inc. throughout the periods presented in these consolidated and combined financial statements. Prior to the acquisition of the 16 companies in July 2008 through an investment vehicle owned by Central European Distribution Corporation, a Delaware corporation and Lion Capital LLC a private equity partnership based in London, England (the “Acquisition”) these 16 companies were part of a larger group headed by Cirey Holdings Inc. (See Note 27 for further information on this Acquisition).

Principal activity

The Group’s principal business activity is production of vodka and low alcohol beverages within the Russian Federation and their sales in the Russian Federation and abroad. The Group is the largest Russian producer and distributor of vodka. The Group’s manufacturing facilities are primarily based in Russia.

Address of registration and business

The company which bears all the management functions of the Group (ZAO Group of companies Russian Alcohol) is registered at the following address: 1 Eniseyskaya Street, Moscow, 129344.

Statement of directors’ responsibility

The directors are responsible for preparing these consolidated and combined financial statements of the Group as at 31 December 2007 and 2006 and for each of the two years in the period ended 31 December 2007, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS as issued by IASB”).

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Group, and for identifying and ensuring that the Group complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors confirm that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated and combined financial statements and that IFRS as issued by IASB have been followed as described in the basis of preparation in Note 3 to these combined and consolidated financial statements.

2. Operating environment of the Group

The Group through its operations has significant exposure to Russia’s economy and financial markets.

Russian Federation

The Russian Federation displays certain characteristics of an emerging market, including relatively high inflation. Despite strong economic growth in the year 2006 and 2007, the financial situation in the Russian market significantly deteriorated during 2008, particularly in the fourth quarter. As a result of global volatility in financial and commodity markets, among other factors, there has been a significant decline in the Russian

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

stock market since mid-2008. Since September 2008, there has been increased volatility in currency markets and the Russian Rouble (RR) has depreciated significantly against some major currencies. The official US Dollar (USD) exchange rate of the Central Bank of the Russian Federation (“CBRF”) increased from RR 25.37 at 1 October 2008 to RR 29.38 at 31 December 2008 and RR 31.29 at 30 June 2009.

The tax, currency and customs legislation within the Russian Federation is subject to varying interpretations and frequent changes, and other legal and fiscal impediments contribute to the challenges faced by entities currently operating in the Russian Federation. The future economic direction of the Russian Federation is largely dependent upon the effectiveness of economic, financial and monetary measures undertaken by the Government, together with tax, legal, regulatory, and political developments.

Management is unable to predict all developments in the economic environment which could have an impact on the Group’s operations and consequently what effect, if any, they could have on the financial position of the Group.

Impact of the ongoing global financial and economic crisis

The ongoing global financial and economic crisis that emerged out of the severe reduction in global liquidity which commenced in the middle of 2007 (often referred to as the “Credit Crunch”) has resulted in, among other things, a lower level of capital market funding, lower liquidity levels across the banking sector and wider economy, and, at times, higher interbank lending rates and very high volatility in stock and currency markets. The uncertainties in the global financial markets have also led to failures of banks and other corporations, and to bank rescues in the United States of America, Western Europe, Russia and elsewhere. The full extent of the impact of the ongoing financial crisis is proving to be difficult to anticipate or completely guard against.

The availability of external funding in financial markets has significantly reduced since August 2007. Such circumstances may affect the ability of the Group to obtain new borrowings and re-finance its existing borrowings at terms and conditions similar to those applied to earlier transactions.

Debtors of the Group may be adversely affected by the financial and economic environment, which could in turn impact their ability to repay the amounts owed. Deteriorating economic conditions for customers may also have an impact on management’s cash flow forecasts and assessment of the impairment of financial and non-financial assets. To the extent that information is available, management has properly reflected revised estimates of expected future cash flows in its impairment assessments.

Management is unable to determine reliably the effects on the Group’s future financial position of any further deterioration in the liquidity of the financial markets and the increased volatility in the currency and equity markets. Management believes it is taking all the necessary measures to support the sustainability and development of the Group’s business in the current circumstances.

3. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated and combined financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of preparation

The Group has prepared these financial statements on a consolidated and combined basis (the “consolidated and combined financial statements”). These consolidated and combined financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) as modified by the preparation of combined financial statements arising therefrom as described below.

In all other respects IFRSs have been applied.

The deemed date of transition to IFRS for the consolidated and combined Group was 1 January 2006 (the “transition date”). In accordance with the provisions of IFRS 1 ‘First Time Adoption of International Financial Reporting Standards,’ comparative information has been presented on an IFRS basis for 2006.

Consolidated and combined financial statements

The entities which comprise the Group have been under common management and control throughout the periods presented in these consolidated and combined financial statements, but they did not form a legal group during any period presented.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

These consolidated and combined financial statements comprise the 16 companies included in Note 6, which were acquired by CEDC, Lion Capital LLP and certain of Lion’s affiliates in July 2008 (See Note 26 Events After Balance Sheet Date). These consolidated and combined financial statements reflect the assets, liabilities and results of operations of the components of Russian Alcohol Group that constituted the alcohol production, distribution and sales businesses acquired.

Where some of these 16 companies that make up the Group are in a parent/subsidiary relationship, firstly they have been consolidated under the guidance provided in IAS 27 (“intermediate consolidation”). After intermediate consolidation, the entities remaining (including consolidated sub-groups and stand-alone entities), that are all under common control in the periods presented, have been combined by aggregating the assets, liabilities, results, share capital and reserves of the relevant common control entities, after eliminating intercompany balances and unrealized profits. Transactions involving Cirey Holdings Inc. (the controlling company) and other entities under common control that were not acquired and therefore were not part of this Group, are disclosed as transactions with related parties (see Note 25 for further information on related party transactions).

Management has used these accounting conventions for the preparation of consolidated and combined financial statements of the Group for purposes of inclusion in a Form 8-K to be filed with the SEC. Management have prepared these financial statements on a combined basis as an alternative to the presentation of the financial information for the 16 companies which make up Russian Alcohol as 10 sets of separate or consolidated financial statements (intermediate consolidations only) for the companies acquired.

Such separate or consolidated financial statements that would have been provided as an alternative to the consolidated and combined financial statements would have been each individual entity’s, or intermediate group’s first set of financial statements that comply with IFRS. Each of those financial statements would have contained an explicit and unreserved statement of compliance with IFRS and the transition date for the adoption of IFRS would have been 1 January 2006.

The application of the accounting conventions set out above for the consolidated and combined financials statements of the Group results in the following departure from IFRS:

Combined financial statements

IFRS contains guidance in IAS 27 regarding the basis for presenting consolidated financial statements. Such consolidated financial statements are required to be presented by a parent company when there is a parent/subsidiary relationship.

IFRS does not currently provide for the preparation of combined financial statements in a situation where there is not a parent-subsidiary relationship. When aggregating financial information such as separate entities or groups of entities under common control without such a parent, as is the case with our basis of presentation, the combined Group fails to meet the definition of a group as set out in IAS 27. Combined financial statements, which present financial information for certain entities that comprise part of a group which meets the IAS 27 definition of a group, are not precluded from being described as in compliance with IFRS, provided that transactions between combined entities and other holding companies that are not being combined are not substantive. However, in the case of the Group, such substantive transactions exist during the periods presented. As a consequence, these consolidated and combined financial statements do not comply with IFRS.

For the reasons described above, management believe that the presentation of these consolidated and combined financial statements on the basis set out above is appropriate.

IFRS 1 exemptions

IFRS 1, ‘First-time Adoption of International Financial Reporting Standards,’ permits those companies adopting IFRS for the first time to take certain exemptions from the full requirements of IFRS as of the transition date. The following exemptions have been taken:

•

fair value or revaluation as deemed cost – certain property, plant and equipment (land, buildings, machinery and equipment and vehicles) were measured at fair value in late 2005 and these values were used as the deemed cost at the date of revaluation for preparation of these consolidated and combined financial statements. The fair values for all other property, plant and equipment were determined to be comparable to the net book value at the date of transition to IFRS. Management deems these fair value estimates to be reasonable;

•	business combinations – any business combinations prior to 1 January 2006 have not been restated on an IFRS basis;

•	currency translation differences – currency translation differences prior to 1 January 2006 have not been restated on an IFRS basis.

The Group has not prepared consolidated or combined financial statements under local GAAP for any previous periods. Non-preparation of consolidated financial statements under local GAAP has required the Group in consolidation to adjust subsidiaries’ assets and liabilities to the amounts that IFRS would require in the subsidiary’s individual balance sheet to identify the deemed cost of goodwill at the date of transition. Such adjustments created an excess of the parent’s interest in the subsidiary’s value of assets and liabilities over cost and has been written off to reserves at the date of transition. Further, as there is no relevant previous local GAAP consolidated and/or combined financial statements from which the Group is transitioning, the reconciliations from local GAAP to IFRS on first-time adoption have not been made.

Adoption of new and revised standards

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

The Group has adopted all IFRSs and interpretations issued by International Financial Reporting Interpretation Committee (“IFRIC”) that are mandatory for adoption in the annual periods beginning on or after 1 January 2007.

Certain new standards and interpretations have been published that are mandatory for the Group’s accounting periods beginning on or after 1 January 2008 or later periods and which the Group has not early adopted.

IFRIC 11, IFRS 2—Group and Treasury Share Transactions (effective for annual periods beginning on or after 1 March 2007). This interpretation requires arrangements whereby an employee is granted rights to an entity’s equity instruments to be accounted for as an equity-settled scheme, even if the entity buys the instruments from another party, or the shareholders provide the equity instruments needed. The Group does not expect the standard to affect its financial statements.

IFRIC 12, Service Concession Arrangements (effective for annual periods beginning on or after 1 January 2008). Service concessions are arrangements whereby a government or other public sector entity grants contracts for the supply of public services – such as roads, airports and other facilities – to private sector operators. The interpretation addresses how service concession operators should apply existing IFRSs to account for the obligations they undertake and rights they receive in service concession agreements. The application of IFRIC 12 is not expected to affect the Group’s financial statements.

IFRIC 14, IAS 19—The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective for annual periods beginning on or after 1 January 2008). The Group does not expect the standard to affect its financial statements.

IFRS 8, Operating Segments (effective for annual periods beginning on or after 1 January 2009). The standard applies to entities whose debt or equity instruments are traded in a public market or that file, or are in the process of filing, their financial statements with a regulatory organization for the purpose of issuing any class of instruments in a public market. IFRS 8 requires an entity to report financial and descriptive information about its operating segments, with segment information presented on a similar basis to that used for internal reporting purposes. The Group does not expect the standard to affect its financial statements.

Puttable Financial Instruments and Obligations Arising on Liquidation—IAS 32 and IAS 1 Amendment (effective for annual periods beginning on or after 1 January 2009). The amendment requires classification as equity of some financial instruments that meet the definition of financial liabilities. The Group does not expect the amendment to affect its financial statements.

IAS 23, Borrowing Costs (revised March 2007; effective for annual periods beginning on or after 1 January 2009). The main change to IAS 23 is the removal of the option of immediately recognizing as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalize such borrowing costs as part of the cost of the asset. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalization is on or after 1 January 2009. The Group does not expect the amendment to affect its financial statements as the option of interest immediate recognition as an expense was not used.

IAS 1, Presentation of Financial Statements (revised September 2007; effective for annual periods beginning on or after 1 January 2009). The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate income statement and a statement of comprehensive income. The revised IAS 1 also

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Group expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

IAS 27, Consolidated and Separate Financial Statements (revised January 2008; effective for annual periods beginning on or after 1 July 2009). The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The Group is currently assessing the impact of the amended standard on its financial statements.

Vesting Conditions and Cancellations—Amendment to IFRS 2, Share-based Payment (issued in January 2008; effective for annual periods beginning on or after 1 January 2009). The amendment clarifies that only service conditions and performance conditions are vesting conditions. Other features of a share-based payment are not vesting conditions. The amendment specifies that all cancellations, whether by the entity or by other parties, should receive the same accounting treatment. The Group does not expect the amendment to have a material effect on its financial statements.

IFRS 3, Business Combinations (revised January 2008; effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after 1 July 2009). The revised IFRS 3 will allow entities to choose to measure non-controlling interests using the existing IFRS 3 method (proportionate share of the acquiree’s identifiable net assets) or at fair value. The revised IFRS 3 is more detailed in providing guidance on the application of the purchase method to business combinations. The requirement to measure at fair value every asset and liability at each step in a step acquisition for the purposes of calculating a portion of goodwill has been removed. Instead, in a business combination achieved in stages, the acquirer will have to re-measure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss, if any, in profit or loss. Acquisition-related costs will be accounted for separately from the business combination and therefore recognized as expenses rather than included in goodwill. An acquirer will have to recognize at the acquisition date a liability for any contingent purchase consideration. Changes in the value of that liability after the acquisition date will be recognized in accordance with other applicable IFRSs, as appropriate, rather than by adjusting goodwill. The revised IFRS 3 brings into its scope business combinations involving only mutual entities and business combinations achieved by contract alone. Any business combinations after 1 July 2009 will be accounted for under new standard.

IFRIC 13, Customer Loyalty Programs (effective for annual periods beginning on or after 1 July 2008). IFRIC 13 clarifies that where goods or services are sold together with a customer loyalty incentive (for example, loyalty points or free products), the arrangement is a multiple-element arrangement and the consideration receivable from the customer is allocated between the components of the arrangement using fair values. IFRIC 13 is not relevant to the Group’s operations because no Group companies operate any loyalty programs.

IFRIC 15, Agreements for the Construction of Real Estate (effective for annual periods beginning on or after 1 January 2009). The interpretation applies to the accounting for revenue and associated expenses by

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

entities that undertake the construction of real estate directly or through subcontractors, and provides guidance for determining whether agreements for the construction of real estate are within the scope of IAS 11 or IAS 18. It also provides criteria for determining when entities should recognize revenue on such transactions. The amendments will not have any impact on the Group’s financial statements.

IFRIC 16, Hedges of a Net Investment in a Foreign Operation (effective for annual periods beginning on or after 1 October 2008). The interpretation explains which currency risk exposures are eligible for hedge accounting and states that translation from the functional currency to the presentation currency does not create an exposure to which hedge accounting could be applied. The IFRIC allows the hedging instrument to be held by any entity or entities within a group except the foreign operation that itself is being hedged. The interpretation also clarifies how the gain or loss recycled from the currency translation reserve to profit or loss is calculated on disposal of the hedged foreign operation. Reporting entities will apply IAS 39 to discontinue hedge accounting prospectively when their hedges do not meet the criteria for hedge accounting in IFRIC 16. IFRIC 16 does not have any impact on the Group’s financial statements as the Group does not apply hedge accounting.

Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate—IFRS 1 and IAS 27 Amendment (issued in May 2008; effective for annual periods beginning on or after 1 January 2009). The amendment allows first-time adopters of IFRS to measure investments in subsidiaries, jointly controlled entities or associates at fair value or at previous GAAP carrying value as deemed cost in the separate financial statements. The amendment also requires distributions from pre-acquisition net assets of investees to be recognized in profit or loss rather than as a recovery of the investment. The amendments will not have any impact on the Group’s financial statements.

Eligible Hedged Items—Amendment to IAS 39, Financial Instruments: Recognition and Measurement (effective with retrospective application for annual periods beginning on or after 1 July 2009). The amendment clarifies how the principles that determine whether a hedged risk or portion of cash flows is eligible for designation should be applied in particular situations. The amendment is not expected to have any impact on the Group’s financial statements as the Group does not apply hedge accounting.

Improvements to International Financial Reporting Standards (issued in May 2008). In 2007, the International Accounting Standards Board decided to initiate an annual improvements project as a method of making necessary, but non-urgent, amendments to IFRS. The amendments consist of a mixture of substantive changes, clarifications, and changes in terminology in various standards. The substantive changes relate to the following areas: classification as held for sale under IFRS 5 in case of a loss of control over a subsidiary; possibility of presentation of financial instruments held for trading as non-current under IAS 1; accounting for sale of IAS 16 assets which were previously held for rental and classification of the related cash flows under IAS 7 as cash flows from operating activities; clarification of definition of a curtailment under IAS 19; accounting for below market interest rate government loans in accordance with IAS 20; making the definition of borrowing costs in IAS 23 consistent with the effective interest method; clarification of accounting for subsidiaries held for sale under IAS 27 and IFRS 5; reduction in the disclosure requirements relating to associates and joint ventures under IAS 28 and IAS 31; enhancement of disclosures required by IAS 36; clarification of accounting for advertising costs under IAS 38; amending the definition of the fair value through profit or loss category to be consistent with hedge accounting under IAS 39; introduction of accounting for investment properties under construction in accordance with IAS 40; and reduction in restrictions over manner of determining fair value of biological assets under IAS 41. Further amendments made to IAS 8, 10, 18, 20, 29, 34, 40, 41 and to IFRS 7 represent terminology or editorial changes only, which the IASB believes have no or minimal effect on accounting. The Group does not expect the amendments to have any material effect on its financial statements.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

IFRIC 17, Distribution of Non-Cash Assets to Owners (effective for annual periods beginning on or after 1 July 2009). The amendment clarifies when and how distribution of non-cash assets as dividends to the owners should be recognized. An entity should measure a liability to distribute non-cash assets as a dividend to its owners at the fair value of the assets to be distributed. A gain or loss on disposal of the distributed non-cash assets will be recognized in profit or loss when the entity settles the dividend payable. IFRIC 17 is not relevant to the Group’s operations because it does not distribute non-cash assets to owners.

IFRS 1, First-time Adoption of International Financial Reporting Standards (following an amendment in December 2008, effective for the first IFRS financial statements for a period beginning on or after 1 July 2009). The revised IFRS 1 retains the substance of its previous version but within a changed structure in order to make it easier for the reader to understand and to better accommodate future changes. The Group concluded that the revised standard does not have any effect on its financial statements.

IFRIC 18, Transfers of Assets from Customers (effective for annual periods beginning on or after 1 July 2009). The interpretation clarifies the accounting for transfers of assets from customers, namely, the circumstances in which the definition of an asset is met; the recognition of the asset and the measurement of its cost on initial recognition; the identification of the separately identifiable services (one or more services in exchange for the transferred asset); the recognition of revenue, and the accounting for transfers of cash from customers. IFRIC 18 is not expected to have any impact on the Group’s financial statements.

Improving Disclosures about Financial Instruments—Amendment to IFRS 7, Financial Instruments: Disclosures (issued in March 2009; effective for annual periods beginning on or after 1 January 2009). The amendment requires enhanced disclosures about fair value measurements and liquidity risk. The entity will be required to disclose an analysis of financial instruments using a three-level fair value measurement hierarchy. The amendment (a) clarifies that the maturity analysis of liabilities should include issued financial guarantee contracts at the maximum amount of the guarantee in the earliest period in which the guarantee could be called; and (b) requires disclosure of remaining contractual maturities of financial derivatives if the contractual maturities are essential for an understanding of the timing of the cash flows. An entity will further have to disclose a maturity analysis of financial assets it holds for managing liquidity risk, if that information is necessary to enable users of its financial statements to evaluate the nature and extent of liquidity risk. The Group is currently assessing the impact of the amendment on disclosures in its financial statements.

Embedded Derivatives—Amendments to IFRIC 9 and IAS 39 (effective for annual periods ending on or after 30 June 2009). The amendments clarify that on reclassification of a financial asset out of the ‘at fair value through profit or loss’ category, all embedded derivatives have to be assessed and, if necessary, separately accounted for. This amendment is not expected to have any impact on the Group’s financial statements.

Group Cash-settled Share-based Payment Transactions (Amendments to IFRS 2) (effective for annual periods ending on or after 1 January 2010). The amendment clarifies that, where a parent (or another group entity) has an obligation to make a cash-settled share-based payment to another group entity’s employees or suppliers, the entity receiving the goods or services should account for the transaction as equity-settled. The amendment also moves the IFRIC 11 requirements in respect of equity-settled share-based payment transactions among group entities and the clarification of the scope of IFRS 2 contained within IFRIC 8 into IFRS 2 itself. This amendment is not expected to have any impact on the Group’s financial statements.

Going concern

The accompanying consolidated and combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

business. The recoverability of the Group’s assets, as well as the future operation of the Group may be significantly affected by the current and future economic environment in Russia. The accompanying consolidated and combined financial statements do not include any adjustments should the Group be unable to continue as a going concern.

Foreign currency translation

(a) functional and presentation currency

Items included in the consolidated and combined financial statements are measured using the currency of the primary economic environment in which the Group operates (“the functional currency”). The functional currency is Russian Rouble (RUB). The accompanying consolidated and combined financial statements are presented in US dollars (USD), which is the Group’s presentation currency.

At 31 December the exchange rates set by the Central Bank of Russia were as follows:

2007: RUB 24.5462 = USD 1

2006: RUB 26.3311 = USD 1

2005: RUB 28.7825 = USD 1

The Russian Rouble is not a freely convertible currency outside of the Russian Federation. Accordingly, any translation of Russian Rouble amounts to US dollars should not be construed as a representation that such Russian Rouble amounts have been, could be, or will in the future be, converted into US dollars at the exchange rate shown or at any other exchange rate.

(b) foreign currency transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised through profit or loss.

The results of the Group operations expressed in the functional currency are translated into the presentation currency as follows:

•	assets and liabilities for each balance sheet date presented are translated at the closing rate at the date of that balance sheet;

•	income and expenses for each consolidated and combined income statement are translated at average exchange rates for the period;

•	all resulting translation differences are recognized as a separate component of equity (“Foreign currency translation reserve”).

The translation differences referred to in the preceding paragraph result from:

•

translating income and expenses at average exchange rates for the period and assets and liabilities at the closing rate. Such translation differences arise both from recognizing income and expense items reflected in the income statement and those recognized directly in equity.

•	translating the opening net assets at a closing rate that differs from the previous closing rate.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Financial reporting in hyperinflationary economy

Prior to 31 December 2002, the Russian Federation experienced relatively high inflation rates. The analysis of the changes in inflation rates indicates that inflation in Russia is subsiding. Below are the inflation rates for the last five years:

2007 – 11.9%

2006 – 9.0%

2005 – 10.9%

2004 – 11.7%

2003 – 12.0%

The management believes that currently there are no substantial inflation risks which may have an adverse effect on the financial indicators and position of the Group.

IAS 29 “Financial Reporting in Hyperinflationary Economies” requires that the financial statements prepared in the currency of a hyperinflationary economy be stated in terms of the measuring unit current at the balance sheet date. Prior to 31 December 2002 the Russian economy was considered to be hyperinflationary for purposes of IAS 29, and the Group presented the values of non-monetary items in the consolidated and combined financial statements acquired prior to 31 December 2002 in accordance with IAS 29.

The Group applied the consumer price index of the Russian Federation published by the State Statistics Committee (Goskomstat) to determine the current purchasing power of the Russian Rouble at year-end and during the period when the functional currency was recognized as a currency of the hyperinflationary economy.

Property, plant and equipment

Property, plant and equipment is stated at the actual cost of acquisition or production of an asset, less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition or production of the items.

Subsequent costs are included in the asset carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the asset can be measured reliably. All other repairs and maintenance are charged to the consolidated and combined income statement during the financial period in which they are incurred.

Land included in property, plant and equipment is freehold. Freehold land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives, as follows:

Buildings	20 – 50 years

Machinery and equipment	10 – 20 years

Vehicles	10 – 15 years

Other	5 – 8 years

Where an item of property, plant and equipment comprises several components having different useful lives, such components are accounted for as separate items of property, plant and equipment.

At each balance sheet date the assets’ residual values and useful lives are reviewed for the purpose of identifying economic impairment, and if such impairment is identified in the course of such review the carrying value of such assets is adjusted. An asset’s carrying amount is written down immediately to its recoverable amount if the asset carrying amount is greater than its recoverable amount. The recoverable amount is the higher of the asset fair value less cost to sell and its value in use. Gains and losses caused by such impairment are recognized in the income statement within ‘Other operating expenses’.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Construction in progress includes assets in the process of acquisition or under construction, and is accounted for at the amount of expenditures incurred. This amount includes cost of assets acquired, construction expenses and other direct expenses. Construction in progress is not depreciated until construction is complete and the item is ready for use.

Intangible assets

Patents and trademarks

Patents and trademarks and other intangible assets are measured initially at purchase cost and are amortized on a straight-line basis over their estimated useful lives (5—20 years). In addition, legal costs incurred due to establishing and registering trademarks are capitalized and amortized over the same period.

Licenses

The Group recognizes licences for producing, storage and distribution of alcohol products and other licences which are essential for the Group to perform its main activity as intangible assets in accordance with IAS 38. Licences are measured initially at cost. After initial recognition licences are carried at its cost less any accumulated amortization. Useful lives of the licences are determined on the basis of licence’s term (usually, 5 years).

Software licenses

Intangible assets include acquired computer software licences, which are capitalised on the basis of the costs incurred to acquire and bring to use. These costs are amortised over their estimated useful lives (3 to 5 years).

Expenditure on internally developed intangible assets is capitalised if it can be demonstrated that:

•	it is technically feasible to develop the product for it to be sold;

•	adequate resources are available to complete the development;

•	there is an intention to complete and sell the product;

•	the group is able to sell the product;

•	sale of the product will generate future economic benefits; and

•	expenditure on the project can be measured reliably.

Capitalised development costs are amortised over the periods the Group expects to benefit from using or selling the products developed. Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are recognised in the combined income statement within administrative expenses as incurred.

Impairment of property, plant and equipment and intangible assets

Assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels, in separate units or groups of units generating funds for which there are separately identifiable cash flows. The value in use is determined by reference to estimated future cash flows discounted to their present (discounted) value.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit (the lowest group of assets in which the asset belongs for which there are separately identifiable cash flows). The Group considers two cash generating units: producing of vodka and producing of low alcohol beverages.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Financial instruments: recognition and measurement

Financial assets

Financial assets are recognized and derecognized on a trade date where the purchase or sale of an investment is under a contract whose terms require delivery of the investment within the timeframe established by the market concerned, and are initially measured at fair value, net of transaction costs, except for those financial assets classified as at fair value through profit or loss, which are initially measured at fair value.

The Group’s financial assets are classified as loans and receivables and available-for-sale (AFS) financial assets.

The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset, or, where appropriate, a shorter period.

Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Trade loans and receivables are recognized and carried at original invoice amount less provision for impairment. Long-term receivables are recognized at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Recourse factoring

If the Group factors its accounts receivable, but the factor has recourse against the Group for uncollectible amounts, then the Group still is construed as having retained control over the receivables until the end of the period of possible recourse. In this case the factoring arrangement is considered to be a secured loan rather then a sale of receivables resulting in the retention of the accounts receivable on the Group’s balance sheet as well as the addition of a loan liability. The factor’s commission for the factoring is accounted as interest expense in the Group’s income statement.

AFS financial assets

The Group’s AFS financial assets include only equity investments. These investments in the consolidated and combined financial statements are measured at cost as investments in equity instruments which do not have a quoted market price and whose fair value cannot be reliably measured.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, rouble and foreign currency accounts held with banks, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.

Impairment of financial assets

Accounts receivable are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows from the asset have been impacted.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

The carrying amount of trade and other receivables is reduced through the use of an impairment provision account. When a trade or other receivable is uncollectible, it is written off against the impairment provision account. Subsequent recoveries of amounts previously written off are credited against the impairment provision account. Changes in the carrying amount of the impairment provision account are recognized in the consolidated and combined income statement within “Other operating expenses”.

AFS financial assets carried at cost are assessed for impairment at each balance sheet date. The amount of the impairment loss is measured as the difference between the carrying amount of the financial asset and the present value of estimated future cash flows discounted at the current market rate of return for a similar financial asset. Any such impairment loss is recognized in the consolidated and combined income statement and shall not be reversed.

Derecognizing of financial assets

The Group derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire; or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity.

Financial liabilities and equity instruments issued by the Group’s companies

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

Financial liabilities

The Group has the following financial liabilities:

•	loans and borrowings,

•	trade and other payables.

All of these financial liabilities are classified as other financial liabilities.

These financial liabilities are initially measured at fair value, net of transaction costs. Financial liabilities are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis.

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or they expire.

Inventories

Inventories comprise the following categories: raw materials and consumables, work in progress, finished goods and other. Inventories are stated at the lower of cost and net realisable value. Cost is determined using the weighted average method. The cost of finished goods and work in progress comprises raw material, direct labour, other direct costs and related production overheads. Net realisable value is the estimated selling price in the ordinary course of business, less applicable selling expenses.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Share capital

Ordinary shares are classified as share capital. Incremental costs directly attributable to the issue of new shares are shown in equity as a reduction, net of tax, from the proceeds.

When the Group’s companies purchase their own shares (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes), is deducted from equity attributable to the Group’s equity holders until the shares are cancelled, reissued or disposed of in accordance with the applicable legislation during the period of 1 year. Where such shares are redeemed, the cost of the share capital is decreased by the nominal amount of the redeemed shares and the difference between the nominal and redemption values of the redeemed shares is included in equity, net of the related expenses and tax payments.

Borrowing costs

Borrowing costs comprise interest payable on bank borrowings, loans and finance leases. Interest payable is recognized in the income statement as it accrues, using the effective interest method unless such interest is directly attributable to the acquisition, construction or production of a qualifying asset. A qualifying asset is one that takes a substantial period of time to get ready for its intended use or sale.

Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognized directly in equity. In this case, the tax is also recognized in equity.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Group companies operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the balance sheet. Deferred income tax is determined using tax rates that have been enacted or substantively enacted at the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred tax assets and liabilities are recognized in the balance sheet within non-current assets and liabilities, respectively, and the change in their values is recognised as income tax expense in the consolidated and combined income statement. The change in deferred tax assets and liabilities caused by equity movements, for example by revaluation of property, plant and equipment, is reflected within equity as adjusted value of the respective transaction.

Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

If the difference between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases does not result in taxable income and deductible expenses, it is recognised as permanent and does not influence the amounts of deferred assets or liabilities.

In accordance with the initial recognition exemption, deferred taxes are not recorded for temporary differences on initial recognition of an asset or a liability in a transaction other than a business combination if the transaction, when initially recorded, affects neither accounting nor taxable profit. Deferred tax liabilities are not recorded for temporary differences on initial recognition of goodwill.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Employee benefit obligations

Remuneration to employees in respect of services rendered during reporting period, including accrual for unused vacations and bonuses and related unified social tax (“UST”), is recognized as an expense in the period when it is incurred within cost of sales, selling, distribution and marketing expenses and administrative expenses.

In the Russian Federation all obligatory social contributions, including contributions to the State Pension Fund, are collected through a UST calculated by the application of a regressive rate varying from 2% to 26% of the annual gross remuneration of each employee. UST is allocated to three state social funds, including the State Pension Fund at rates varying from 2% to 20% of the annual gross remuneration of each employee.

The Group does not have any pension arrangements separate from the State pension system of the Russian Federation. The Group has no post-retirement benefits or significant other compensated benefits requiring accrual.

Subject to applicable legislation the Group is obliged to provide termination benefits to its employees retired due to particular circumstances. The management believes that in relation to the Group the probability of the occurrence of such circumstances is low. Therefore, this has no material effect on the financial statements and operations of the Group.

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Revenue recognition

Revenue comprises the fair value of the sold products, and works and services performed, net of value-added tax, excise duties and other taxes collected on behalf of third parties and discounts. Revenue of the entities that resell the alcohol products includes excise duties which the group pays as principal and which are included in the price of the goods sold to the final customer.

Revenue is recognized when all the following conditions have been satisfied:

•	the title to goods has been transferred to the buyer;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the Group; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Wholesale trading

The Group companies are engaged in wholesale trading. Sales of goods are recognised when the Group has delivered products to the customer, the customer has accepted the products signing a delivery report, by which the ownership and risks transfer is provided, and collectibles of the related receivables is reasonably assured.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

It is the Group’s policy to sell its products to the end customer on the basis of full transfer of title. Where the customer raises claims in the normal course of business, and these claims are accepted by the Group, any resulting returns are accounted for as a reduction in sales and cost of sales.

Leases

The Group acts principally as a lessee.

Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the consolidated and combined income statement on a straight-line basis over the period of the lease.

Finance leases

Leases in which a significant portion of the risks and rewards of ownership are transferred to the lessee at inception are classified as finance leases. The Group recognizes assets and liabilities at inception of the lease. Recognised assets and liabilities are measured at the value, which is the lower of current market value of the leased items and present value of future payments made under the finance lease. Interest cost is recognised in the consolidated and combined income statement within finance costs.

Dividends

Dividend distribution to the Group’s shareholders is recognised as a liability in the Group’s consolidated and combined financial statements in the period in which the dividends are approved by the Group’s shareholders.

Segment reporting

The Group does not prepare segment reporting because the Group companies’ equity or debt securities are not publicly traded and none of the companies is intending to issue equity or debt securities in a public market.

4. Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group’s accounting policies, described in Note 3, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities and recognized amounts of income and expenses that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The most significant areas requiring the use of management estimates are disclosed below.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Useful economic lives of property, plant and equipment

Useful lives were determined based on the technical characteristics of assets and the technological nature of their utilization. Changes in the production technology and other factors could have an impact on the length of use of the Group’s assets. Management periodically reviews the appropriateness of the remaining useful lives of the property, plant and equipment.

Impairment of non-financial assets

The Group annually reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets are impaired. In making the assessment for impairment, assets that do not generate independent cash flows are allocated to an appropriate cash-generating unit. Management necessarily applies its judgment in allocating assets that do not generate independent cash flows to appropriate cash-generating units, and also in estimating the timing and value of underlying cash flows within the value in use calculation. In determining the value in use calculation, future cash flows are estimated at each cash-generating unit based on a cash flow projection utilizing the latest budget information available.

The Group operates in the fast moving consumer goods sector. Stock holding policies are maintained and enforced to minimise the risk of obsolescence. Where obsolescence arises this is normally the result of management decisions to discontinue or update particular stock keeping units (SKUs). In this case the transition is planned so as to minimise obsolete materials and/or finished goods, and any obsolete stock remaining is written down to net realisable value

Fair value of financial instruments

Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by an active quoted market price. The estimated fair values of financial instruments are determined by the Group using available market information, where it exists, and appropriate valuation methodologies. However, judgment is necessarily required to interpret market data to determine the estimated fair value. The Russian Federation continues to display some characteristics of an emerging market and economic conditions continue to limit the volume of activity in the financial markets. Market quotations may be outdated or reflect distress sale transactions and therefore not represent fair values of financial instruments. Management has used all available market information in estimating the fair value of financial instruments.

Allowances for doubtful debts, obsolete and slow-moving inventories

The Group creates allowances for doubtful debts to account for estimated losses resulting from the inability of customers to make required payments. When evaluating the adequacy of an allowance for doubtful debts,

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

management bases its estimates on the current overall economic conditions, the ageing of accounts receivable balances, historical write-off experience, customer creditworthiness and changes in payment terms. Changes in the economy, industry or specific customer conditions may require adjustments to the estimated allowance for doubtful debts.

The Group creates an allowance for obsolete and slow-moving inventories. Estimates of net realizable value of inventories are based on the most reliable evidence available at the time the estimates are made. These estimates take into consideration fluctuations of price or cost directly relating to events occurring subsequent to the balance sheet date, to the extent that such events confirm conditions existing at the end of the reporting period.

Taxation

Russian tax, currency and customs legislation is subject to varying interpretations (See Note 26).

Deferred tax assets are reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax assets to be utilized. The estimation of that probability includes judgments based on expected performance. Various factors are considered to assess the probability of the future utilization of deferred tax assets, including past operating results, operational plans, expiration of tax losses carried forward, and tax planning strategies. If actual results differ from these estimates or if these estimates must be adjusted in future periods, the financial position, results of operations and cash flows may be negatively affected.

Initial recognition of related party transactions

In the normal course of business the Group enters into transactions with its related parties. IAS 39 requires initial recognition of financial instruments based on their fair values. Judgment is applied to determine whether transactions are priced at market or non-market interest rates, where there is no active market for such transactions. The basis for judgment is pricing for similar types of transactions with unrelated parties and effective interest rate analyses.

5. Financial risk management

Principal financial instruments

The principal financial instruments used by the Group, from which financial instrument risk arises, are the following:

•	investments available-for-sale

•	loans issued

•	trade and other receivables

•	cash and cash equivalents

•	trade and other payables

•	fixed and floating rate loans and borrowings

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Financial instruments by category

31 December 2007

	Loans and receivables	Available for sale	Total
Assets as per balance sheet
Trade receivables	207,039	—	207,039
Other financial current assets	9,175	—	9,175
Cash and cash equivalents	10,228	—	10,228

Total	226,442	—	226,442

Other financial liabilities at amortized cost
Liabilities as per balance sheet
Borrowings	186,755
Trade payables	48,412
Other financial liabilities	5,241

Total	240,408

31 December 2006

	Loans and receivables	Available for sale	Total
Assets as per balance sheet
Available-for-sale financial assets	—	550	550
Trade receivables	123,203	—	123,203
Other financial current assets	5,109	—	5,109
Cash and cash equivalents	5,934	—	5,934

Total	134,246	550	134,796

Other financial liabilities at amortized cost
Liabilities as per balance sheet
Borrowings	90,137
Trade payables	22,276
Other financial liabilities	3,893

Total	116,306

The Group is exposed through its operations to the following financial risks:

•	Credit risk

•	Liquidity risk

•	Fair value of cash flow interest risk

•	Foreign exchange risk

Credit risk

Credit risk is the risk that a customer may default or not meet its obligations to the Group in time, leading to financial losses to the Group.

Before accepting any new customer, the management uses internal procedures to assess its credit quality. The Group takes into account the customer’s reputation, external information about customer’s involvement in legal proceedings, etc. No formal credit limits are established for each customer though the Group’s management monitors the concentration of credit risks and maintains it at acceptable level. The major Group’s customers are entities with low credit risk.

The average credit period for the Group’s customers varies from 30 to 90 days. During this period no interest is charged on the outstanding balances.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Quantitative disclosures of the credit risk exposure in relation to Trade and other receivables are disclosed in the Note 11.

The Group has provided fully for all trade and other receivables where the Group considers the amounts not to be recoverable.

Credit risk also arises from cash and cash equivalents. For banks, only banks out of Russian Top 50 rating list with reliable guarantee of funds safety are accepted.

The Group does not enter into derivatives to manage credit risk.

Group’s maximum exposure to credit risk by class of financial assets is as follows:

	31 December
	2007	2006
Available for sale financial assets	—	550
Trade receivables and other current financial assets, net of allowance for impairment	216,214	128,312
Cash and cash equivalents	10,228	5,934

Total maximum exposure to credit risk	226,442	134,796

Liquidity risk

Liquidity risk is the risk that the Group will not be able to settle all liabilities as they fall due. The Group’s liquidity position is carefully monitored and managed. The Group has a detailed budgeting and cash forecasting process to help ensure that it has adequate cash available to meet its payment obligations.

Prudent liquidity risk management implies maintaining sufficient cash, the availability of funding through an adequate amount of committed borrowing facilities.

The table below analyses the Group’s financial assets and liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed in the table below are the contractual undiscounted cash flows.

	Less then 3 months	Between 3 and 6 months	Between 6 and 12 months
As at 31 December 2007
Financial assets:
Trade receivables	206,694	345	—
Other financial current assets	1,377	1,500	6,298

	208,071	1,845	6,298

Financial liabilities:
Borrowings	119,682	19,334	54,500
Trade payables	47,195	1,217	—
Other financial liabilities	2,651	1,353	1,237

	169,528	21,904	55,737

	Less then 3 months	Between 3 and 6 months	Between 6 and 12 months	Between 1 and 2 years
As at 31 December 2006
Financial assets:
Investments available-for-sale	—	550	—	—
Trade receivables	123,005	198	—	—
Other financial current assets	1,006	1,895	2,208	—

	124,011	2,643	2,208	—

Financial liabilities:
Borrowings	66,987	6,704	8,877	10,788
Trade payables	21,541	735	—	—
Other financial liabilities	1,553	292	2,048	—

	90,081	7,731	10,925	10,788

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Cash flow and fair value interest rate risk

The Group is exposed to fair value interest rate risk through market value fluctuations of interest-bearing long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. The average rates for fixed rate and floating-rate borrowings are disclosed in Note 16.

The Group does not use any hedging instruments to manage its exposure to changes in interest rates because management considers that the risk is not significant due to insignificant volume of floating rate borrowings.

The total amount of variable-rate borrowings is 11,000 and 6,141 as at 31 December 2007 and 2006, respectively. At 31 December 2007, if interest rates on these borrowings had been 2.0% higher with all other variables held constant, profit before tax would have been lower by 19. At 31 December 2006, if interest rates on these borrowings had been 1.0% higher with all other variables held constant, profit before tax would have been lower by 6. The effect of a corresponding decrease in interest rate is approximately equal and opposite.

Foreign exchange risk

The Group has an insignificant volume of trading activity in foreign currencies. The foreign exchange risk arises on borrowings denominated in USD and Euro (see Note 16) and other assets and liabilities denominated in USD, GBP and Euros. Currency exposure arising from borrowings in foreign currency is not hedged as management of the Group believes that it may not have a significant adverse effect on the Group’s performance.

The carrying amounts of the Group’s foreign currency denominated monetary assets and liabilities were as follows:

	USD denominated 31 December		Euro denominated 31 December		GBP denominated 31 December
	2007	2006	2007	2006	2007	2006
Assets
Loans issued	4,004	—	—	—	—	—
Trade receivables	1,841	198	3,151	790	—	—
Other financial current assets	70	15	—	—	—	—
Cash and cash equivalents	147	2,046	—	246	1	1

Total assets	6,063	2,259	3,151	1,036	1	1
Liabilities
Loans and borrowings	(18,961)	(8,554)	(8,407)	—	—	—
Trade payables	(2,757)	(1,561)	(741)	(514)	(56)	—
Other financial liabilities	(117)	(59)	(62)	(67)	—	(69)

Total liabilities	(21,835)	(10,174)	(9,210)	(581)	(56)	(69)

Total net position	(15,772)	(7,915)	(6,059)	455	(55)	(68)

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

As at 31 December 2007, if the functional currency (RUB) had weakened by 10% against the US dollar with all other variables held constant, post-tax profit for the year would have been 1,199 (2006: 602) lower, mainly as a result of foreign exchange gains on translation of US dollar denominated borrowings. Profit is more sensitive to movement in US dollar exchange rates in 2007 than 2006 because of the increased amount of US-dollar denominated borrowings.

Capital management

Capital includes equity attributable to the equity holders of the Group’s entities. Equity attributable to shareholders comprises issued share capital, retained earnings and other reserves. See also Note 13.

The management manages capitals of the Group companies to ensure that each entity can continue to operate and expand their operations while at the same time maximizing returns to shareholders. The Group’s entities are mainly financed by borrowings and loans, including loans from related parties.

Borrowings comprise bank borrowings and other loans (as disclosed in Note 16) and are monitored net of bank and cash balances.

The Group is not subject to externally imposed capital requirements.

The management of the Group monitors the capital structure of the Group on an informal basis taking into account the costs and risks associated with each category of capital. The net debt to equity ratio of the entities is the primary tool used in the monitoring process. No formal targets have been set.

The combined net debt to equity ratio at the year end was as follows:

	31 December
	2007	2006
Net Debt
Short-term and long term borrowings and loans	186,755	90,137
Less: bank and cash balances	(10,228)	(5,934)

Net Debt	176,527	84,203

Equity	37,815	27,004

Net debt to equity ratio	4.67	3.12

6. Group companies

Consolidated and combined companies:
As at 31 December 2007	As at 31 December 2006	Type of activity	Date of establishment or acquisition
AUK Holdings Ltd. (Cyprus)	AUK Holdings Ltd. (Cyprus)	Holding company	12.07.2005

OOO Bravo Premium*	OOO Bravo Premium*	Production of alcohol drinks	12.07.2005
ZAO Group of companies Russian Alcohol	ZAO Group of companies Russian Alcohol	Management services	18.03.2003

OOO CHOP Rapid BP*	OOO CHOP Rapid BP*	Security	08.12.2005

OOO CHOP SCHIT Topaz*		Security	10.03.2005

ZAO LVZ Topaz	ZAO LVZ Topaz	Production of alcohol drinks	15.11.2004
ZAO Srednerussky LVZ	ZAO Srednerussky LVZ	Holding company	05.06.2005
ZAO Pervy Kupazhny Zavod*	ZAO Pervy Kupazhny Zavod*	Production of alcohol drinks	12.10.2005

ZAO Sibirskiy LVZ	ZAO Sibirskiy LVZ*	Production of alcohol drinks	16.02.2006

Ushba Distillery	Ushba Distillery	Production of alcohol drinks	18.08.2005
Vlaktor Trading Ltd. (Cyprus)	Vlaktor Trading Ltd. (Cyprus)	Holding company	25.04.2005
OOO Chorniy & Mikola*	OOO Chorniy & Mikola*	Trading	15.11.2005
OOO Gravspirttrest*	OOO Gravspirttrest	Trade marks hold	15.12.2004
OOO Trade House Russian Alcohol	OOO Trade House Russian Alcohol	Trading	16.09.2004
OOO Trade House Russian Alcohol Centre		Trading	15.10.2007
OOO Trade House Russian Alcohol North West		Trading	15.10.2007

*	Subsidiaries of an intermediate parent company within the Group. All subsidiaries of companies included in the Group are 100% controlled by their parent companies.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

7. Property, plant and equipment

	Land	Buildings	Machinery and equipment	Vehicles	Other	Construction in progress	Total
Cost
As at 1 January 2006	17	10,446	11,599	1,102	826	1,491	25,481
Additions	—	—	—	—	—	16,682	16,682
Transfers	—	1,163	5,808	1,371	1,395	(9,737)	—
Disposals	—	(563)	(1,894)	(125)	(232)	(442)	(3,256)
Translation difference	1	992	1,206	143	114	349	2,805

As at 31 December 2006	18	12,038	16,719	2,491	2,103	8,343	41,712
Additions	400	—	—	—	—	33,594	33,994
Transfers	—	737	7,364	3,297	1,632	(13,030)	—
Disposals	(10)	(274)	(665)	(449)	(108)	(123)	(1,629)
Translation difference	1	896	1,496	301	218	1,481	4,393

As at 31 December 2007	409	13,397	24,914	5,640	3,845	30,265	78,470

Depreciation
As at 1 January 2006	—	—	—	—	—	—	—
Depreciation charge	—	1,389	2,094	471	735	—	4,689
Disposals	—	(5)	(245)	(15)	(9)	—	(274)
Translation difference	—	44	60	15	23	—	142
As at 31 December 2006	—	1,428	1,909	471	749	—	4,557
Depreciation charge	—	836	2,265	832	636	—	4,569
Disposals	—	(120)	(175)	(147)	(33)	—	(475)
Translation difference	—	134	226	63	80	—	503

As at 31 December 2007	—	2,278	4,225	1,219	1,432	—	9,154

Net book amount
As at 1 January 2006	17	10,446	11,599	1,102	826	1,491	25,481
As at 31 December 2006	18	10,610	14,810	2,020	1,354	8,343	37,155
As at 31 December 2007	409	11,119	20,689	4,421	2,413	30,265	69,316

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

The property, plant and equipment include machinery and equipment under finance lease as at 1 January 2006 in amount of 1,151; nil as at 31 December 2007 and 2006.

Depreciation in the amounts of 2,565 (2006: 3,934), 795 (2006: 179) and 878 (2006: 359) were included in costs of sales, selling, distribution and marketing expense and administrative expense, respectively. Depreciation in the amounts of 331 and 217 is included in the cost of inventory as at 31 December 2007 and 2006, respectively.

Bank borrowings (Note 16) were secured by property, plant and equipment pledges. The net book amounts of assets pledged were as follows:

	Land	Buildings	Machinery and equipment	Total
As at 31 December 2007	10	1,639	29,465	31,113
As at 31 December 2006	9	2,856	10,430	13,295

8. Intangible assets

	Software	Patents	Licenses	Trademarks	Others	Total
Cost
As at 1 January 2006	51	1,034	84	107	27	1,303
Additions	70	—	497	382	—	949
Disposals	—	—	—	(21)	(10)	(31)
Translation difference	(12)	(160)	(34)	9	(3)	(200)

As at 31 December 2006	109	874	547	477	14	2,021
Additions	568	1	12	340	147	1,068
Disposals	—	—	—	(1)	—	(1)
Translation difference	31	63	40	49	7	190

As at 31 December 2007	708	938	599	865	168	3,278

Amortization
As at 1 January 2006	18	235	52	12	5	322
Amortization charge	49	63	96	12	5	225
Disposals	—	—	—	(7)	—	(7)
Translation difference	(16)	(233)	(49)	(12)	(5)	(315)

As at 31 December 2006	51	65	99	5	5	225
Amortization charge	104	68	110	72	40	394
Disposals	—	—	—	—	—	—
Translation difference	8	7	12	3	2	32

As at 31 December 2007	163	140	221	80	47	651

Net book amount
As at 1 January 2006	33	799	32	95	22	981
As at 31 December 2006	58	809	448	472	9	1,796
As at 31 December 2007	545	798	378	785	121	2,627

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

As at 31 December 2007 and 2006, the carrying amount of intangible assets equals its acquisition (historical) cost which approximates to its fair value. Amortization in the amounts of 218 (2006: 164), 72 (2006: 12) and 104 (2006: 49) were included in costs of sales, selling, distribution and marketing expense and administrative expense, respectively.

9. Available-for-sale financial assets

Available-for-sale (“AFS”) financial assets include Group’s investments measured at cost as investments in equity instruments that do not have a quoted market price and whose fair value cannot be reliably measured.

	Share	Carrying value
As at 31 December 2007		—

As at 31 December 2006
OAO Morskoy Joint-Stock Bank	19.50%	550

Shares of OAO Morskoy Joint-Stock Bank were sold in June 2007 to Habies LLC for consideration of 810.

10. Inventories

	31 December
	2007	2006
Raw materials	15,223	13,427
Finished goods	35,333	17,513
Work in progress	596	505
Provision for obsolete and slow-moving inventories	(1,063)	(386)
Other inventories	1,416	57

	51,505	31,116

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Movements on the provision for obsolete and slow-moving inventories are as follows:

	Year ended 31 December
	2007	2006
As at 1 January	386	102
Additional slow-moving provision for inventories, net	622	266
Translation difference	55	18

As at 31 December	1,063	386

An impairment loss of 622 and 266 excluding the amount of the deferred tax asset was included in the consolidated and combined income statement within “Other operating expenses” (Note 22) for the years ended 31 December 2007 and 2006, respectively.

The Group had inventories in amounts of 26,864 and 10,086 used as collateral for borrowings (see Note 16) as at 31 December 2007 and 2006.

The cost of goods stocked at the counterparties as at 31 December 2007 was 13,890 (2006: 533).

11. Trade receivables and other current assets

	31 December
	2007	2006
Trade receivables
Trade receivables	210,637	125,424
Less provision for trade receivables impairment	(3,598)	(2,221)

Net trade receivables	207,039	123,203

	31 December
	2007	2006
Other current assets
Other non-financial current assets
Prepayments	19,815	7,144
Input VAT refund due	2,738	5,782
Other current assets	1	98

	22,554	13,024

Other financial current assets
Loans receivable	5,406	536
Loans receivable from related parties	49	—
Interest receivable	64	4
Other receivables	3,656	4,569

	9,175	5,109

Loans receivable as at 31 December 2007 include loan to Gran Cru Ltd. in amount of 4,004 which is repayable in July 2008 and bears interest of 5%. Other loans receivable include banks’ promissory notes purchased with discount and redeemable in less than 12 months.

Movements on the group provision for impairment of trade and other receivables are as follows:

	Year ended 31 December
	2007	2006
As at 1 January	2,221	376
Change in provision for receivables impairment	1,166	1,753
Translation difference	211	92

As at 31 December	3,598	2,221

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Recoverable VAT includes VAT related to purchases of raw materials and consumables, services and goods for resale that in accordance with the Tax Code of the Russian Federation can be or was reclaimed from budget through tax returns but was not physically settled as at the reporting date.

The carrying value of trade and other current receivables approximates to their fair value.

The average credit period on sales of goods is 60 days. No interest is charged on late payment of the trade receivables.

The table below includes customers who represent the largest balances of trade receivables.

	31 December
	2007		2006
Vostok-Distribution	5,381	11%	—	—
Klin kombinat	7,084	14%	6,055	19%
Marti	7,699	15%	1,563	5%
Omega Spirits	14,626	29%	4,369	14%

There is no significant concentration of credit risk with respect to trade receivables, as the Group has a large number of customers dispersed across Russia.

Included in the Group’s trade receivable balance is a debt from related party with a carrying amount of 5,889 (2006: 5,191) which is past due at the reporting date for which the Group has not provided as there has not been a significant change in credit quality and the amounts are still considered recoverable. The Group does not hold any collateral over these balances. The average age of these receivables is 360 days (2006: 350 days).

The Group is giving a part of its receivables to bank Petrokommertz according to regression factoring contracts. The receivables amount, being a pledge upon the factoring contracts amounts to 85,818 (2006: 67,111).

12. Cash and cash equivalents

	31 December
	2007	2006
Cash and cash equivalents	10,228	5,934

13. Equity

Reserves

The following describes the nature and purpose of each reserve within shareholders’ equity:

Reserve	Description and purpose
Share capital	Sum of the amounts subscribed for share capital at nominal value of the combined companies

Foreign currency translation reserve	Gains/losses arising on retranslating the consolidated and combined net assets into presentation currency

Retained earnings	Cumulative net gains and losses recognized in the consolidated and combined income statement and cumulative contributions from shareholders received except for shares issued

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

	31 December
	2007	2006
Share capital
Share capital	17,229	14,535

In accordance with the principles of combination (see Note 3) the share capital disclosed in the consolidated and combined financial statements represents the sum of share capitals of the combined entities.

Dividends

In January 2006 AUK Holdings has accrued dividends for the year 2005 to Cirey Holdings Ltd. in amount of amount of 740, the full amount of the dividend was paid in 2006.

In June 2007 AUK Holdings Ltd. has accrued dividends for the year 2006 to Cirey Holdings Ltd. in amount of 520, 480 of these dividend was paid in the year 2007.

In November 2007 LVZ Topaz has accrued dividends to its parent company LVZ Holdings Ltd. in amount of 2,150, 1,368 of the dividend was paid in 2007 and the rest was paid in 2008.

Balances not yet paid at year end are included in “Other payables”.

Foreign currency translation reserve

Translation differences included in the foreign currency translation reserve arise as a result of translating the financial statement items from the functional currency into the presentational currency using the exchange rate at the balance sheet date, which differs from the rate in effect at the last measurement date of the respective item.

Total translation differences of 4,985 (2006: 2,538) include the following amounts:

•	5,024 (2006: 2,882) – the difference arising from fluctuations in currency exchange rates in restating the retained earnings at the end and the beginning of the reporting year;

•

(39) (2006: (344)) – the difference arising from fluctuations in currency exchange rates in restating the net loss at the balance sheet date and the date of recognition in the consolidated and combined income statement.

14. Trade and other payables

	31 December
	2007	2006
Trade payables	48,412	22,276

Other payables
Other non-financial liabilities and accruals
Prepayments received	5,381	614
Unearned income	5	5
Deferred VAT	769	1,034
Other liabilities	327	657

	6,482	2,310

Other financial liabilities
Wages and salaries payable	2,087	1,051
Accrual for unused vacations liability	1,610	1,167
Northern pay accrual	583	—
Dividends payable	822	—
Other financial liabilities	139	1,675

	5,241	3,893

	11,723	6,203

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

The carrying value of trade and other payables approximates their fair value. Management believes that trade and other payables will be fully settled within 12 months of the balance sheet date.

15. Other taxes payable

	31 December
	2007	2006
Value added tax	27,870	20,314
Excise duties	49,618	36,998
Personal income tax	418	361
Property tax	176	135
Land tax	9	2
Unified social tax	880	605
Other taxes	12	7

	78,983	58,422

Value added tax (“VAT”) and excise duties liability include liabilities accrued as a result of a tax inspection which occurred in 2008 that identified additional liabilities of 21,428 and 14,644 for VAT and 320 and 291 for excise duties for the years ended 31 December 2007 and 2006, respectively.

16. Borrowings

As at 31 December 2007 and 2006 the Group had the following borrowings:

	31 December
	2007	2006
Non-current borrowings:
Bank borrowings	—	6,415
Loans from related parties	—	1,836
Other loans	—	1,031

Total non-current borrowings	—	9,282

Current borrowings:
Bank borrowings	108,906	14,310
Factoring with recourse	73,653	55,916
Loans from related parties	2,372	10,230
Other loans	1,081	76

	186,012	80,532

Interest:
Interest payable to banks	321	36
Interest payable to related parties	422	287

	743	323

Total current borrowings	186,755	80,855

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

The maturity of non-current borrowings is as follows:

	31 December
	2007	2006
Between 1 and 2 years	—	9,282

The carrying amount of the Group’s borrowings (excluding interest) is denominated in the following currencies:

	31 December
	2007	2006
Russian Rouble	159,570	81,535
US Dollar	18,074	8,279
Euro	8,368	—

	186,012	89,814

As at 31 December 2007 and 2006 the fair value of borrowings was not materially different from their carrying amounts.

The weighted average effective interest rates at the balance sheet dates were as follows:

	31 December
	2007	2006
Fixed rate RUB denominated borrowings	11.87%	11.26%
Variable rate RUB denominated borrowings	9.00%	9.01%
Fixed rate foreign currency denominated borrowings	10.10%	8.55%
Variable rate foreign currency denominated borrowings	8.65%	10.25%

As of 31 December 2007 and 2006, the Group did not have hedging arrangements to mitigate its foreign exchange risk or interest rate risk.

As at 31 December 2007 and 31 December 2006, borrowings from banks are secured by the following assets in pledge:

Carrying value of collateral
As at 31 December 2007
Land	10
Buildings	1,639
Machinery and equipment	29,465
Inventories	26,864

57,978

As at 31 December 2006
Land	9
Buildings	2,856
Machinery and equipment	10,430
Inventories	10,086

23,381

17. Deferred tax assets

Temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes gave rise to deferred tax assets and liabilities as shown below. All the deferred tax movement is origination or reversal of temporary differences.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

	1 January 2006	Tax credited/ (charged) to income statement	Translation difference	31 December 2006	Tax credited/ (charged) to income statement	Translation difference	31 December 2007
Deferred tax asset:
Property, plant and equipment	1	26	1	28	79	5	112
Intangible assets	—	—	—	—	123	5	128
Inventories	298	251	36	585	604	68	1,257
Trade receivables	120	3,699	130	3,949	(1,488)	225	2,686
Prepayments	—	3	—	3	—	—	3
Taxes recoverable	16	(16)	1	1	12	1	14
Loans receivable	—	13	—	13	(13)	—	—
Trade payables	275	48	27	350	58	28	436
Accruals	—	97	3	100	98	12	210

Total	710	4,121	198	5,029	(527)	344	4,846

Deferred tax liabilities:
Property, plant and equipment	(823)	(178)	(82)	(1,083)	58	(76)	(1,101)
Intangible assets	(10)	(44)	(2)	(56)	58	(2)	—
Loans receivable	—	—	—	—	(32)	(1)	(33)
Short-term borrowings	(25)	26	(1)	—	—	—	—
Current tax liabilities	—	(1,483)	(48)	(1,531)	930	(73)	(674)
Other payables	—	(26)	(1)	(27)	—	(2)	(29)

Total	(858)	(1,705)	(134)	(2,697)	1,014	(154)	(1,837)

Net deferred tax assets/(liabilities)	(148)	2,416	64	2,332	487	190	3,009

18. Sales

	Year ended 31 December
	2007	2006
Sales of goods including:
Domestic sales:
- sales of alcohol products	387,803	212,129
- sales of low-alcohol products	54,765	42,009
Export sales	15,317	6,415

	457,885	260,553
Other sales	232	1,679

	458,117	262,232

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

As a result of occurrence of material intercompany sales within the Group during the reporting period, the amounts of domestic sales of the entities which are not excise payers include an excise duty in amounts approximately of 115,195 (2006: 47,446).

19. Cost of sales

Cost of sales comprise the following:

	Year ended 31 December
	2007	2006
Raw materials and supplies	(154,949)	(88,058)
Payroll	(21,345)	(6,104)
Unified social tax (UST)	(5,090)	(1,491)
Depreciation and amortization	(2,783)	(4,098)
Goods for resale	(94,955)	(75,436)
Other	(22,978)	(2,871)

	(302,100)	(178,058)

20. Selling, distribution and marketing expenses

Selling, distribution and marketing expenses comprise the following:

	Year ended 31 December
	2007	2006
Payroll	(12,738)	(6,820)
Unified social tax (UST)	(2,694)	(1,578)
Materials and supplies	(2,987)	(1,018)
Advertising expenses	(14,719)	(5,829)
Transportation costs	(24,662)	(13,903)
Depreciation and amortization	(867)	(191)
Marketing expenses	(3,700)	(1,703)
Other	(8,721)	(3,229)

	(71,088)	(34,271)

21. Administrative expenses

Administrative expenses comprise the following:

	Year ended 31 December
	2007	2006
Payroll	(18,238)	(8,655)
Unified social tax (UST)	(3,448)	(1,920)
Materials and supplies	(1,925)	(1,258)
Offices and warehouses rent	(953)	(418)
Professional services	(1,383)	(2,063)
Depreciation and amortization	(982)	(408)
Other	(7,292)	(1,957)

	(34,221)	(16,679)

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

22. Other operating expenses

Other operating income/ (expenses) comprise the following elements:

	Year ended 31 December
	2007	2006
Gain on sale of property, plant and equipment	10	1,742
Loss on disposal of raw materials	(320)	(151)
Gain on sale of financial assets available-for-sale	211	—
Taxes other than income tax	(6,693)	(15,006)
Bank charges	(2,176)	(669)
Social expenses	(2,174)	(1,189)
Charity	(544)	(278)
Fines and penalties paid and received, net	242	(139)
Change in allowance for doubtful debts	(1,167)	(1,753)
Change in provision for impairment of inventories	(622)	(266)
Other	(3,654)	(1,709)

	(16,887)	(19,418)

Taxes other than income tax include tax charges arising as a result of a tax inspection which occurred in 2008 that identified additional charges of 5,499 and 14,469 for the years ended 31 December 2007 and 2006, respectively (see Note 27).

23. Interest income and expense

	Year ended 31 December
	2007	2006
Interest income	371	3,914
Interest expense	(11,645)	(7,243)

Interest expense, net	(11,274)	(3,329)

24. Income tax expense

	Year ended 31 December
	2007	2006
Current tax expense	(15,981)	(24,322)
Deferred tax benefit	487	2,416

	(15,494)	(21,906)

The corporate income tax rate in the Moscow region of the Russian Federation, the primary location of the Group’s production entities, is 24% (2006: 24%). The corporate income tax rate in Cyprus is 10% (2006: 10%).

Current income tax expense includes income tax charges arising as a result of a tax inspection which occurred in 2008 that identified additional charges of 5,563 and 12,897 for the years ended 31 December 2007 and 2006, respectively.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Profit before tax is reconciled to income tax expense as follows:

	Year ended 31 December
	2007	2006
Profit before tax	22,762	11,229
Tax rate	24%	24%
Theoretical profit tax amount	(5,463)	(2,695)
Increase / (reduction) due to:
Staff costs, social and other expenses not deductible for tax purposes	(8,947)	(18,791)
Effect of the difference in tax rate in Cyprus	399	343
Losses in subsidiaries	(1,483)	(763)

Income tax expense	(15,494)	(21,906)

25. Related party transactions

Parties are generally considered to be related if the parties are under common control, or if one party has the ability to control the other party or can exercise significant influence or joint control over the other party in making financial and operational decisions. In considering each possible related party relationship, attention is directed to the nature of the relationship, not merely the legal form.

The nature of the related party relationships for those related parties with whom the Group entered into significant transactions or had significant balances outstanding at 31 December 2008 are detailed below.

As at 31 December 2007 and 2006 the parent of the Group is Cirey Holdings Inc. The ultimate controlling party of the Group is “Industrial Investors Group”, which is controlled by Mr. Sergey Generalov. Transactions between common control entities that comprise the Group have been eliminated on combination.

Other related parties include companies in the same group of companies controlled by Cirey Holdings Inc., but not combined as these were not part of the Acquisition, as well as other companies under common control with Cirey Holdings Inc.

List of related parties, which entered in transactions with the Group in the years ended 31 December 2007 and 2006:

Name	Nature of relationship
Cirey Holdings Inc.	Parent company
ZAO NPK Topaz	Non-combined subsidiary of the controlling company
OOO Top-Rei	Non-combined subsidiary of the controlling company
OOO Russian Alcohol – Sibirskaya	Non-combined subsidiary of the controlling company
LVZ Holdings Ltd.	Non-combined subsidiary of the controlling company
Black Gold Trading and Finance Corp.	Party under common control
Guento Portfolio Corp.	Party under common control
Arden Global S.A.	Party under common control
OOO “NIT”	Party under common control
OOO Ecotorg	Party under common management
OAO Morskoy Joint-Stock Bank	Party under common control

Transactions with the above related party entities are disclosed below:

(a) Sales

An entity within the Group on occasion may enter into unique agreements with related parties such as for the sale of property, plant and equipment, raw material and distribution and marketing services. Revenue and gains earned from these activities are reported in “Other sales” (Note 18) or in “Other operating expenses” (Note 22).

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

In 2005, an entity within the Group performed marketing services for ZAO NPK Topaz. At 31 December 2007 and 2006, the outstanding balance for these services was 2,779 and 2,609, respectively. Increase of the amount occurred only due to translation to presentation currency at the respective year end rates. During fiscal year 2008, ZAO NPK Topaz paid the balance in full. The balance at 2007 is reported within “Trade receivables” (see note (d) below).

(b) Purchases and cost of sales

Entities within the Group purchased production materials from OOO Ecotorg in the years 2007 and 2006. Purchases from OOO Ecotorg amounted to 21,158 and 33,310 during the years ended 31 December 2007 and 2006, respectively. Balances not yet paid for these purchases at year end are included in note (e) below.

An entity within the Group on occasion may purchase marketing services from other related parties. These services costs are reported in cost of sales in amounts of 108 and 249 for the years ended 31 December 2007 and 2006, respectively. Balances not yet collected at year end are included in note (e) below.

(c) Other operating expenses

The Group pays bank commission to OAO Morskoy Joint-Stock Bank for maintaining the current accounts and for guarantees issued by the bank for the Group’s entities during the year. These costs are reported in other operating expenses in amounts of 24 and 21 for the years ended 31 December 2007 and 2006, respectively.

(d) Trade and other receivables

An entity within the Group may occasionally fund a related party entity for capital management purposes for either operations or capital improvement, as well as for services as described above in note (a). These loans and receivables are typically short-term in nature.

In 2007 and 2006, the Group provided capital management funds to ZAO NPK Topaz which bears interest of 0% and matures within 12 months since the date of issue.

In 2007 and 2006 the Group purchased promissory notes from OAO Morskoy Joint-Stock Bank with average discount of 5% p.a. The promissory notes are short-term and are recognized in these consolidated and combined financial statements as loans receivable.

Year-end balances are as follows:

	31 December
	2007	2006
Trade receivable from ZAO NPK Topaz	2,779	2,609
Loans receivable from ZAO NPK Topaz	49	—
Loans receivable from OAO Morskoy Joint-Stock Bank	668	1,064

	3,357	3,123

(e) Trade payables

Year-end balances arising from purchases and cost of sales and included within “Trade payables” is as follows:

	31 December
	2007	2006
Trade payables to OOO Ecotorg	9	7,282
Trade payables to not combined subsidiaries of Cirey Holdings Inc.	83	31

(f) Borrowings

An entity within the Group may occasionally receive a loan from a related party for capital management purposes for either operations or capital improvement, as well as for services the Group received from related parties. These loans are typically short-term in nature.

During 2007 and 2006, entities within the Group received unsecured loans from the Cirey Holdings Inc., bearing interest rates from 0% to 1%. The range of maturity dates on these loans is from October 2007 to June 2008.

During 2007 and 2006, entities within the Group received unsecured loans from the other related parties - not combined subsidiaries of the controlling company and other related parties – parties under common control with maturities of 1 to 2 years, bearing interest rates from 0% to 10%.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Balances included in Borrowings (Note 16) are as follows:

	31 December
	2007	2006
Non-current borrowings:
Loans payable to not combined subsidiaries of Cirey Holdings Inc.	—	1,143
Long-term loans payable to other related parties	—	693

Total non-current loans from related parties	—	1,836

Current borrowings:
Short-term loans payable to Cirey Holdings Inc.	—	7,957
Loans payable to not combined subsidiaries of Cirey Holdings Inc.	1,679	241
Loans payable to other related parties	693	2,032

	2,372	10,230

Interest:
Interest on loans payable to Cirey Holdings Inc.	110	77
Interest on loans payable to not combined subsidiaries of Cirey Holdings Inc.	104	15
Interest on loans payable to other related parties	208	195

	422	287

Total current loans from related parties	2,794	10,517

(g) Cash and cash equivalents

The Group has open current RUB and USD accounts in OAO Morskoy Joint-Stock Bank, which are used for cash settlements with counterparties in the normal course of business. Year-end cash and cash equivalents balances on these accounts are as follows:

	31 December
	2007	2006
Cash and cash equivalents	421	1,044

(h) Equity

Cirey Holdings Inc contributed additional capital to the Group in amounts of 815 and 4,159 for the years ended 31 December 2007 and 2006, respectively. The contributions were received in cash by the Group and are recognized directly in equity within the retained earnings.

In 2006 Cirey Holdings Inc. has transferred USD 361 thousand to one of the Group’s entities and the entity increased its share capital in 2007 for this amount. As at 31 December 2006 the balance is included in Other payables in these consolidated and combined financial statements.

Dividends accrued and paid

In January 2006 AUK Holdings has accrued dividends for the year 2005 to Cirey Holdings Ltd. in amount of 740, the full amount of the dividend was paid in 2006.

In June 2007 AUK Holdings Ltd. has accrued dividends for the year 2006 to Cirey Holdings Ltd. in amount of 520, 480 of these dividends were paid in the year 2007.

In November 2007 LVZ Topaz has accrued dividends to its parent company LVZ Holdings Ltd. in amount of 2,150, 1,368 of the dividend was paid in 2007 and the rest was paid in 2008.

Balances not yet paid at year end are included in “Other payables”.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

Year-end balances arising from dividends accrual:

	31 December
	2007	2006
Dividends payable to Cirey Holdings Ltd.	40	—
Dividends payable to LVZ Holdings Ltd.	782	—

	822	—

(i) Financial assets available-for-sale

The Group has investment in 19.5% shares in OAO Morskoy Joint-Stock Bank recorded at cost within financial assets available-for-sale. See Note 9.

Operations with key management personnel

In the reporting period the amount of salary paid to the Group’s key management personnel, which includes the management of the managing company ZAO Group of Companies Russian Alcohol (the general director and his deputies), totalled to 332 (2006: 183). No other compensation to the key management personnel were accrued and/or paid.

26. Contingencies and commitments

Legal proceedings

From time to time and in the normal course of business, claims against the Group are received. On the basis of its own estimates and both internal and external professional advice the Management is of the opinion that no material losses will be incurred in respect of claims in excess of provisions which have been made in these consolidated financial statements.

Tax legislation

Russian tax and customs legislation is subject to varying interpretations and changes, which can occur frequently. Management’s interpretation of such legislation as applied to the transactions and activity of the Group may be challenged by the relevant authorities. The Russian tax authorities may be taking a more assertive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged.

In October 2006, the Supreme Arbitration Court issued guidance to lower courts on reviewing tax cases providing a systemic roadmap for anti-avoidance claims, and it is possible that this will significantly increase the level and frequency of scrutiny by the tax authorities. As a result, significant additional taxes, penalties and interest may be assessed. Fiscal periods remain open for review by the tax authorities for three calendar years preceding the year of review. In certain circumstances such review may cover longer periods.

Russian transfer pricing legislation introduced 1 January 1999 provides the possibility for tax authorities to make transfer pricing adjustments and impose additional tax liabilities in respect of all controllable transactions, provided that the transaction price differs from the market price by more than 20%. Controllable transactions include transactions with interdependent parties, as determined under the Russian Tax Code, all cross-border transactions (irrespective whether performed between related or unrelated parties), transactions where the price applied by a taxpayer differs by more than 20% from the price applied in similar transactions by the same taxpayer within a short period of time, and barter transactions. There is no formal guidance as to how these rules should be applied in practice. In the past, the arbitration court practice in this respect has been contradictory.

Tax liabilities arising from inter-company transactions are determined using actual transaction prices. It is possible with the evolution of the interpretation of the transfer pricing rules in the Russian Federation and the changes in the approach of the Russian tax authorities, that such transfer prices could be challenged. Given the brief nature of the current Russian transfer pricing rules, the impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the entity.

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

The Group includes companies incorporated outside Russia. Tax liabilities of the Group are determined on the assumptions that these companies are not subject to Russian profits tax because they do not have a permanent establishment in Russia. Russian tax laws do not provide detailed rules on taxation of foreign companies. It is possible that with the evolution of the interpretation of these rules and the changes in the approach of the Russian tax authorities, the non-taxable status of some or all of the foreign companies of the Group in Russia may be challenged. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the entity.

Russian tax legislation does not provide definitive guidance in certain areas. From time to time, the Group adopts interpretations of such uncertain areas that reduce the effective income tax rate of the Group. As noted above, such tax positions may come under heightened scrutiny as a result of recent developments in administrative and court practices. The impact of any challenge by the tax authorities cannot be reliably estimated; however, it may be significant to the financial condition and/or the overall operations of the Group.

Assets pledged and restricted

As at 31 December 2007 and 2006 the Group has items of property, plant and equipment and inventories pledged as collateral (Note 16).

Operating lease commitments

The Group entities lease property under short-term cancellable operating lease agreements. There were no breaches of the agreements, including those related to unauthorized improvements of leased property.

Capital commitments

In the normal course of business, the Group prepares a plan for construction of new plants and buildings, and revises it periodically during the year. As at 31 December 2007, capital commitments were 28,500.

Environmental matters

The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. The Group periodically evaluates its obligations under environmental regulations. As obligations are determined, they are recognized immediately. Potential liabilities, which might arise as a result of changes in existing regulations, civil litigation or legislation, cannot be reliably estimated but could be material. In the current enforcement climate under existing legislation, management believes that there are no significant liabilities for environmental damage.

27. Events after the balance sheet date

Acquisition of the Group

On 9 July 2008, CEDC completed an investment with Lion Capital LLP and certain of Lion’s affiliates and funds managed and advised by Lion Capital LLP (together referred to as “Lion”), pursuant to which CEDC and Lion acquired all of the outstanding equity of the Russian Alcohol Group (“RAG”) via shareholdings in the holding company Lion/Rally Lux 1 SA. In connection with that investment, CEDC acquired an indirect equity stake in RAG of approximately 42%, and Lion acquired substantially all of the remainder of the equity of RAG. The agreements governing that investment gave CEDC the right to acquire, and gave Lion the right to require CEDC to acquire Lion’s equity stake in RAG (the “Prior Agreement”).

RUSSIAN ALCOHOL GROUP

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(in thousands of USD)

On 24 April 2009, CEDC and Lion entered into new agreements with Lion to replace the Prior Agreement, which requires CEDC, through a multi-stage equity purchase, to acquire over the next five years (including 2009) all of the equity interests in RAG held by Lion (the “Acquisition”), including Option Agreements and a Note Purchase and Share Subscription Agreement between CEDC, Carey Agri International – Poland Sp. z o.o., a Polish limited liability company and subsidiary of CEDC (“Carey Agri”), Lion/Rally Cayman 2 and Lion/Rally Cayman 5, a company incorporated in the Cayman Islands and an affiliate of Lion (“Cayman 5”), such agreements being termed the Option Agreements” and the “Note Purchase Agreement”, collectively the “New Agreements”.

Under the terms of the Note Purchase Agreement CEDC converted loan notes to Lion/Rally Lux 3 SA of USD 103,500,000 into share capital of Lion/Rally Cayman 2, as a result increasing its percentage ownership of shares to 52.86%. As a result of the Option Agreements CEDC has a right to receive all dividends giving CEDC an effective economic interest from 24 April 2009 of 100% in Lion/Rally Cayman 2, whilst management control continues to ultimately rest with Lion Capital LLP, exercised via its participation in several affiliates including limited partnerships. The economic interest of CEDC in Lion/Rally Cayman 2 has been pledged as collateral in respect of payment obligations under the New Agreements.

Loans repayments and receipts

As a consequence of the Acquisition and the re-financing all of the loans and borrowings outstanding as at 31 December 2007 were repaid including loans from the related parties.

In July 2008 the Group re-financed and obtained a loan facility from a new related party (subsidiary of new parent company after Acquisition) with limit of 315,000. The loan was received in several tranches which are repayable within from 15 to 84 months. The loan bears floating rate interest based on LIBOR (EURIBOR) plus from 5.5% to 7% depending on a particular tranche conditions. The amount of the loan drawdown to 30 June 2009 including respective interest was 287,728.

Accrual of additional tax liabilities

As a result of a tax inspection which occurred in 2008 additional tax liabilities were assessed to the Group including taxes other than income tax of 21,748 and 14,935 and also additional income tax liabilities of 21,373 and 14,613 as at 31 December 2007 and 2006 respectively.